Exhibit 23.1

[letterhead of Demetrius & Company, LLC]

We hereby consent to the incorporation by reference of our report, dated September 22, 2010, on the consolidated balance sheets of Electronic Control Security Inc. (the “Company”) as of June 30, 2010 and 2009 and the related statements of operations, cash flows and shareholders' equity for each of the two years in the period ended June 30, 2010 in the Company's Registration Statement on Form S-8 to be filed on January 24, 2011.

/s/ Demetrius & Company, LLC.

Demetrius & Company, LLC.

January 24, 2011